Exhibit 1.5
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda
December 5, 2005
RenaissanceRe Holdings, Ltd.
Renaissance House
8-12 East Broadway
Pembroke HM 19
Bermuda
AMENDMENT NO. 1
TO
TRANSFER RESTRICTIONS, REGISTRATION RIGHTS
AND STANDSTILL AGREEMENT
Ladies and Gentlemen:
          Reference is made to the Transfer Restrictions, Registration Rights and Standstill Agreement dated November 1, 2002 (the “Agreement”) between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and RenaissanceRe Holdings, Ltd. (“Purchaser”). All capitalized terms used herein shall have the meanings ascribed thereto in the Agreement. Purchaser proposes to sell all of the Voting Securities owned by it in the offering of Common Shares described in that certain preliminary prospectus supplement dated November 28, 2005 pursuant to an Underwriting Agreement dated November 30, 2005 among the Company, Purchaser and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named in Schedule I(b) thereto (the “Underwriting Agreement”). In the event of and effective upon the completion of such sale as contemplated by the Underwriting Agreement, and in consideration of the mutual promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Sections 2(a), 2(b), 4(b), 4(c), 4(d) and 5 shall terminate and have no further force and effect, and that Section 13 of the Agreement shall be amended to read in its entirety as follows:
     13. Termination. This Agreement shall terminate upon the occurrence of any of the following:
     (a) the written agreement of the Company and Purchaser to terminate this Agreement; or
     (b) Purchaser shall no longer own the RenRe Option nor any RenRe Option Shares.

          The Agreement, as amended by this Amendment No. 1, shall continue in full force and effect pursuant to its terms.
          If you are in agreement with the foregoing, please sign the accompanying copy of this letter and return it to the Company, whereupon this letter shall be a binding amendment to the Agreement between you and the Company.

Very truly yours,

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:	/s/ Michael E. Lombardozzi

Name: Michael E. Lombardozzi
Title: Executive Vice President, General Counsel and Chief Administrative Officer
Accepted and agreed as of the
date first written above:
RENAISSANCERE HOLDINGS, LTD.

By:	/s/ John Lummis

	Name:	John Lummis
	Title:	Chief Operating Officer and Chief Executive Officer